EXHIBIT 99.1

Financial Release
For Immediate Release

Applied Industrial Technologies Reports Fiscal 2026 First Quarter Results

• Net Sales of $1.2 Billion Up 9.2% YoY; Up 3.0% on an Organic Basis
• Net Income of $100.8 Million, or $2.63 Per Diluted Share Up 11.4% YoY
• Operating Income of $129.0 Million; EBITDA of $146.3 Million Up 13.4% YoY
• Operating Cash Flow of $119.3 Million; Free Cash Flow of $112.0 Million
• Increasing FY26 EPS Guidance to $10.10 to $10.85
• Reiterate FY26 Sales and EBITDA Margin Guidance

CLEVELAND, OHIO (October 28, 2025) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2026 first quarter ended September 30, 2025.

Net sales for the quarter of $1.2 billion increased 9.2% over the prior year. The change includes a 6.3% increase from acquisitions, partially offset by a negative 0.1% impact from foreign currency translation. Excluding these factors, sales increased 3.0% on an organic basis reflecting a 4.4% increase in the Service Center segment and a 0.4% decrease in the Engineered Solutions segment. The Company reported net income of $100.8 million, or $2.63 per share, and EBITDA of $146.3 million. On a pre-tax basis, results include $2.6 million ($0.05 after tax per share) of LIFO expense compared to $2.0 million ($0.04 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “We had a solid first quarter, delivering double-digit EBITDA and EPS growth that exceeded our expectations. Total sales increased 9% year over year on stronger organic sales growth and M&A contribution. Organic growth was led by our shorter-cycle Service Center segment reflecting traction with internal initiatives, firming technical MRO demand, and our industry position. Engineered Solutions segment organic sales were relatively unchanged from the prior year but remain favorably positioned with segment orders continuing to trend positive. In addition, favorable operating leverage, cost control, and channel execution resulted in first quarter EBITDA margins of 12.2% expanding nearly 50 basis points over the prior-year period, which was ahead of our guidance. Overall, I’m encouraged by our teams’ ongoing execution and the positive momentum building across Applied.”

Mr. Schrimsher added, “Following first quarter results, we are reiterating fiscal 2026 sales and EBITDA margin guidance established in mid-August. Near term, we expect improvement in end-market demand to remain gradual and bifurcated as macro and trade policy uncertainty persists into the seasonally slower fall and winter months. Combined with ongoing inflationary pressures and an evolving tariff backdrop, we believe a prudent approach to guidance remains warranted at this time. That said, we remain constructive on our set-up and positive indications that continue to develop. Customer sentiment continues to gradually improve, and we are making solid progress on various initiatives that are expanding new business funnels and growth opportunities. These dynamics could be further catalyzed by lower interest rates and reemerging capital investment across the North American industrial sector in coming quarters. Lastly, our M&A pipeline remains active and in position to supplement our growth and earnings potential.”

Fiscal 2026 Guidance
Today, the Company is modestly increasing fiscal 2026 EPS guidance to a range of $10.10 to $10.85 (prior $10.00 to $10.75) to primarily reflect fiscal 2026 first quarter performance and a slightly lower diluted share count assumption reflecting fiscal 2026 first quarter share repurchases. The Company is maintaining guidance for sales of up 4% to up 7% including up 1% to 4% on an organic basis, as well as EBITDA margins of 12.2% to 12.5%. Guidance incorporates ongoing macro uncertainty tied to the evolving trade and tariff backdrop, as well as inflationary headwinds and growth investments. Guidance does not assume contribution from future acquisitions or share buybacks.

Dividend
Today the Company also announced that its Board of Directors declared a quarterly cash dividend of $0.46 per common share, payable on November 28, 2025, to shareholders of record on November 14, 2025.

Conference Call Information
The Company will host a conference call at 10 a.m. ET today to discuss the quarter’s results and outlook. A live audio webcast and supplemental presentation can be accessed on our Investor Relations site at https://ir.applied.com. To join by telephone, dial 800-715-9871 (toll free) or 646-307-1963 using conference ID 7388794. Replays of the call will be available via webcast, as well as by telephone for one week by dialing 800-770-2030 (toll free) using conference ID 7388794.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO (maintenance, repair, and operations) and OEM (original equipment manufacturing), and new system install applications in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “will,” “guidance,” “assume,” “believe,” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends and events in the industrial sector of the economy (such as the inflationary environment and supply chain strains), results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,
	2025	2024
Net Sales	$1,199,523	$1,098,944
Cost of sales	838,094	773,862
Gross Profit	361,429	325,082
Selling, distribution and administrative expense,
including depreciation	232,399	211,910
Operating Income	129,030	113,172
Interest expense (income), net	993	(627)
Other (income) expense, net	(548)	(2,281)
Income Before Income Taxes	128,585	116,080
Income tax expense	27,778	24,017
Net Income	$100,807	$92,063
Net Income Per Share - Basic	$2.67	$2.40
Net Income Per Share - Diluted	$2.63	$2.36
Average Shares Outstanding - Basic	37,757	38,398
Average Shares Outstanding - Diluted	38,271	38,944

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1) Inventories are valued at average cost, using the last-in, first-out (LIFO) method for U.S. inventories. An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	June 30,
	2025	2025

Assets
Cash and cash equivalents	$418,716	$388,417
Accounts receivable, net	753,443	769,699
Inventories	521,675	505,337
Other current assets	71,457	84,020
Total current assets	1,765,291	1,747,473
Property, net	129,532	128,154
Operating lease assets, net	185,730	188,654
Intangibles, net	338,895	348,600
Goodwill	699,862	699,374
Other assets	66,164	63,289
Total Assets	$3,185,474	$3,175,544

Liabilities
Accounts payable	$276,855	$280,124
Other accrued liabilities	220,900	246,027
Total current liabilities	497,755	526,151
Long-term debt	572,300	572,300
Other liabilities	231,664	232,573
Total Liabilities	1,301,719	1,331,024
Shareholders' Equity	1,883,755	1,844,520
Total Liabilities and Shareholders' Equity	$3,185,474	$3,175,544

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended September 30,

	2025	2024

Cash Flows from Operating Activities
Net income	$100,807	$92,063
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	6,486	5,924
Amortization of intangibles	10,203	7,600
Provision for losses on accounts receivable	(1,671)	1,056
Amortization of stock appreciation rights	1,494	1,326
Other share-based compensation expense	1,831	1,675
Changes in assets and liabilities, net of acquisitions	(584)	16,587
Other, net	751	1,516
Net Cash provided by Operating Activities	119,317	127,747
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(2,280)	(10,498)
Capital expenditures	(7,301)	(5,549)
Proceeds from property sales	35	831
Net Cash used in Investing Activities	(9,546)	(15,216)
Cash Flows from Financing Activities
Long-term debt repayments	—	(63)
Interest rate swap settlement receipts	2,698	3,738
Purchases of treasury shares	(53,175)	(9,980)
Dividends paid	(17,383)	(14,218)
Acquisition holdback payments	(1,210)	(1,210)
Taxes paid for shares withheld for equity awards	(9,495)	(12,314)
Net Cash used in Financing Activities	(78,565)	(34,047)
Effect of Exchange Rate Changes on Cash	(907)	(581)
Increase in cash and cash equivalents	30,299	77,903
Cash and Cash Equivalents at Beginning of Period	388,417	460,617
Cash and Cash Equivalents at End of Period	$418,716	$538,520

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplements the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures do not have a standard definition, it may not be possible to compare these non-GAAP financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. The Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended September 30,
	2025	2024
Net Income	$100,807	$92,063
Interest (income) expense, net	993	(627)
Income tax expense	27,778	24,017
Depreciation and amortization of property	6,486	5,924
Amortization of intangibles	10,203	7,600
EBITDA	$146,267	$128,977

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization. EBITDA is a non-GAAP financial measure which excludes items that may not be indicative of core operating results.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended September 30,
	2025	2024
Net Cash provided by Operating Activities	$119,317	$127,747
Capital expenditures	(7,301)	(5,549)
Free Cash Flow	$112,016	$122,198

Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less capital expenditures.